Exhibit 99.1

FOR IMMEDIATE RELEASE	July 30, 2010
Parkvale Financial Corporation, Monroeville, PA
announces results for the fourth quarter and fiscal year 2010
     Parkvale Financial Corporation (NASDAQ: PVSA) reported a net loss for the fourth quarter ended June 30, 2010 of $21.6 million or $3.94 per diluted common share, after preferred stock dividends compared to net income available to common shareholders of $961,000 or $0.18 per diluted common share for the quarter ended June 30, 2009. The loss for the June 2010 quarter was primarily the result of non-cash charges of $34.4 million for other than temporarily impaired debt securities, partially offset by a $10.5 million increase in income tax benefit. The impairment charges are the result of credit deterioration related to pooled trust preferred and private label mortgage-backed securities. All of the securities were above investment grade when purchased, and all of the impaired debt securities are currently below investment grade. “We believe that the non-cash charges recognized on these adversely classified assets results in a much stronger balance sheet, and as we move forward we will be able to focus on the core earnings potential of the Bank”, said Robert J. McCarthy, Jr., President and Chief Executive Officer.
     The adjusted carrying values of the impaired debt securities at June 30, 2010 equal the fair value of such securities. The impaired debt securities at June 30, 2010 consisted of $6.7 million of pooled trust preferred securities and $59.8 million of private label mortgage-backed securities. All of the pooled trust preferred securities remain in portfolio and it is management’s intent to hold such securities to maturity. Parkvale intends to sell $59.8 million of its non-investment grade private label mortgage-backed securities and re-invest the sales proceeds into higher quality assets. It is expected that the level of adversely classified investment securities will decrease by over 60% compared to March 31, 2010 upon the sale of the private label mortgage-backed securities along with the non-cash impairment charges recognized at June 30, 2010.
     Parkvale Bank continues to remain a well-capitalized institution after the impairment charges and the net loss for the quarter ended June 30, 2010. “We are disappointed with the earnings results, yet confident that our well-capitalized regulatory position, stronger balance sheet and core earnings potential will benefit both our shareholders and valued customers”, said Mr. McCarthy.
     For the quarter ended June 30, 2010, the provision for loan losses increased by $825,000 or 46.6% from the 2009 quarter. Total non-accrual loans were $26.5 million at June 30, 2010, compared to $27.9 million at June 30, 2009. Net interest income decreased by $634,000 or 6.2% from $10.2 million to $9.5 million in the June 2010 quarter from the June 2009 quarter. In addition, other non-interest income decreased by $1.9 million or 42.3% in the quarter ended June 30, 2010 from the comparable 2009 quarter, primarily due to a gain on asset sale in the June 2009 quarter. Partially offsetting these factors was a $268,000 or 3.4% decrease in non-interest expense during the 2010 quarter compared to the 2009 quarter.

     Parkvale reported a net loss to common shareholders for the fiscal year ended June 30, 2010 of $18.1 million or $3.30 per diluted common share, compared to a net loss to common shareholders of $10.4 million or $1.90 per diluted common share for the fiscal year ended June 30, 2009. The $7.7 million decrease in fiscal 2010 net income reflects higher non-cash debt security impairment charges of $39.0 million compared to $30.4 million for the fiscal year ended June 30, 2009, partially offset by a $7.9 million increase to the income tax benefit. The loan loss provision increased by $694,000 from $6.8 million for fiscal 2009 to $7.5 million for fiscal 2010 to address continued weakness in housing prices and high levels of unemployment. The level of non-accrual loans and real estate owned is down $5.7 million or 14% compared to the peak of $40.9 million at September 30, 2009. “We have seen the loan portfolio stabilize and improve slightly during the past few quarters”, said Mr. McCarthy. Total reserves as a percentage of gross loans increased from 1.60% at June 30, 2009 to 1.83% at June 30, 2010. Non-interest expense increased by $1.0 million or 3.4% due primarily to a $1.7 million or 148% increase in FDIC insurance premiums, offset by an $880,000 or 5.5% decrease in compensation and employee benefit expense. Net interest income decreased by $4.3 million or 10.3% due to the Corporation’s interest rate risk strategy of shortening the duration of its investment portfolio primarily through the purchase of short-term agency callable and step-up securities in anticipation of rising interest rates. Parkvale continues to control operating expenses, as its non-interest expense to average assets ratio, excluding security writedowns, was 1.60% and 1.57% for fiscal years 2010 and 2009, respectively.
On an operating basis, excluding the non-cash security writedowns but including the $7.5 million loan loss provisions, income available to common shareholders before the payment of preferred stock dividends would have been $8.0 million or $1.47 per diluted share for the fiscal year ended June 30, 2010. Although this is a non-GAAP disclosure, management believes that excluding the security writedowns, net of related tax benefits, offers a better basis for core earnings potential. Core deposits continue to experience solid growth. At June 30, 2010, core deposit balances increased by $61.7 million or 9.8% compared to June 30, 2009, contributing to an improved interest rate spread of 2.21% at June 30, 2010 compared to 2.11% at June 30, 2009
General
Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Greater Pittsburgh metropolitan area, eastern Ohio and northern West Virginia. At June 30, 2010, the Bank had assets of $1.8 billion, deposits of $1.5 billion and loans of $1 billion. The Bank’s capital was $140.9 million at June 30, 2010, which exceeds the amounts required by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking to be considered a well-capitalized institution. This release will be submitted under Form 8-K to be filed with the Securities and Exchange Commission along with supplemental financial information as of June 30, 2010. Parkvale Financial Corporation is traded on the NASDAQ Global Select Market.
Forward-Looking Statements

     The statements in this report that are not historical fact are forward-looking statements. Forward-looking information should not be construed as guarantees of future performance. Actual results may differ from expectations contained in such forward-looking information as a result of factors including, but not limited to, the interest rate environment, economic policy or conditions, federal and state banking and tax regulations and competitive factors in the marketplace. Each of these factors could affect estimates, assumptions, uncertainties and risks considered in the development of forward-looking information and could cause actual results to differ materially from management’s expectations regarding future performance.
(Condensed Consolidated Statements of Operations and selected financial data are attached.)

Contact:	Robert J. McCarthy, Jr. President and CEO (412) 373-4815	Gilbert A. Riazzi Chief Financial Officer (412) 373-4804

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